Exhibit 99.1

MZT Holdings, Inc. Announces Determination of Record Date and
Reaffirms Estimated Range of Proceeds in Dissolution

FOXBOROUGH, Mass.—Business Wire—MZT Holdings, Inc., formerly known as Matritech, Inc. (trading symbol: MZTH), announced today that its Board of Directors had established April 4, 2008 as the record date for determining the stockholders who will be eligible to receive proceeds from MZT Holdings, Inc. (“MZT Holdings” or the “Company”) in connection with the liquidation and dissolution of the Company.  Only stockholders of record as of the record date will be eligible to receive distributions from MZT Holdings in connection with its liquidation and dissolution.

In addition, MZT Holdings announced today that by the middle of January 2008, it had sold all of the shares of common stock of Inverness Medical Innovations, Inc. (“Inverness”) that the Company had received upon the December 2007 sale of substantially all of its assets to a wholly-owned subsidiary of Inverness.

Finally, MZT Holdings announced today that the estimated range of the amount of cash that is expected to be available for distribution to MZT Holdings’ stockholders set forth in the proxy statement mailed to its stockholders in November 2007 (approximately $0.15-$0.20 per share of MZT Holdings’ common stock in the aggregate) remains a reasonable estimate at this time based on the current amount of MZT Holdings’ assets and liabilities and MZT Holdings’ current estimates of future wind-down costs.  As disclosed in the November 2007 proxy statement, MZT Holdings does not anticipate making an initial distribution to its stockholders of record as of April 4, 2008, in an amount yet to be determined, prior to the third quarter of 2008.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the amounts available for distribution to holders of its common stock and the Company’s expected timing to make distributions to its stockholders.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially. There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on November 14, 2007. These forward-looking statements are neither promises nor guarantees. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MZT Holdings undertakes no responsibility to revise or update any such forward-looking information.

Contact:

MZT Holdings, Inc.
Craig Jalbert, (508) 203-4286
President